UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2014

WMI LIQUIDATING TRUST
(Exact name of registrant as specified in its charter)

Commission File Number: 000-54922

DELAWARE	45-6794330
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1201 THIRD AVENUE, SUITE 3000
SEATTLE, WASHINGTON 98101
(Address of principal executive offices, including zip code)

(206) 432-8887
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           On June 16, 2014, Joseph McInnis resigned as a member of the Trust Advisory Board (the “TAB”) of WMI Liquidating Trust (the “Trust”), effective immediately. Mr. McInnis was also a member of the Trust’s Litigation Subcommittee (the “Litigation Subcommittee”). Mr. McInnis had been appointed to the TAB as the designee of the TPS Funds (the “TPS Designee”) in accordance with the terms of that certain WMI Liquidating Trust Agreement (the “Trust Agreement”), dated as of March 6, 2012, by and among Washington Mutual, Inc. and WMI Investment Corp., as debtors and debtors-in-possession, William C. Kosturos, as liquidating trustee, and CSC Trust Company of Delaware as the Delaware resident trustee of the Trust, as filed with the Securities and Exchange Commission (“SEC”) under cover of Form 8-K by Washington Mutual, Inc. on March 12, 2012, as amended by Amendment No. 1 to the WMI Liquidating Trust Agreement dated as of August 1, 2012, as filed with the SEC under cover of Form 8-K by the Trust on August 7, 2012, and by Amendment No. 2 to the WMI Liquidating Trust Agreement dated as of January 7, 2014, as filed with the SEC under cover of Form 8-K by the Trust on January 13, 2014.  The decision of Mr. McInnis to resign was not the result of any disagreement with other members of the TAB, the Litigation Subcommittee, the Liquidating Trustee or any Trust Professionals.  Terms used but not otherwise defined herein have the meanings given to them in the Trust Agreement.

On June 16, 2014, in accordance with the terms of the Trust Agreement, which provides the TPS Funds with the right to appoint one member to the TAB, the TPS Funds appointed Paul A. Martin to the TAB in the capacity as TPS Designee. Mr. Martin was also appointed to the Litigation Subcommittee.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMI LIQUIDATING TRUST

Date: June 20, 2014	By:	/s/ Charles E. Smith
Charles E. Smith
Executive Vice President, General Counsel and Secretary